Exhibit 99.2


Spiegel, Inc.
Charter of the Audit Committee of the Board of Directors


The Board of Directors is responsible for monitoring the business affairs of the corporation. Particular committees, which have specific functions and goals, allow certain
Directors to focus on issues in more depth than the full
Board, thereby making the full Board more efficient. One such committee is the Audit Committee. This Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities.


PURPOSE

The Audit Committee is an oversight committee, intended to strengthen the independence of the corporation's auditors, both internal and independent, in order to assure the objectivity of financial reporting. It will serve as the direct line between both groups of auditors and the Board of Directors and is intended to provide the Board with access to information independent of Management.

The Audit Committee should be the keystone of corporate financial governance. This governance implies oversight, not management. The Audit Committee must not interfere with management prerogatives, lest they relieve Management from its responsibilities and take on more responsibility than it can adequately handle.


COMPOSITION

The Audit Committee shall be comprised of at least three
Directors as determined by the Board, each of whom shall be independent non-executive Directors, free from any relationship that would interfere with the exercise of his or her independent judgment and who should not be a partner or associate of a law firm which serves as a major counsel to the Corporation. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have an accounting or related financial management background or past employment experience in finance or accounting, resulting in the member's financial sophistication.


MEETINGS

The Audit Committee shall meet at least twice a year, or more frequently as circumstances dictate. The Audit Committee Chairman shall approve an agenda in advance of each meeting. The Committee should meet with Management, the Corporation's Chief Internal Auditor and the independent auditors to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee or its Chairman should be available to discuss any significant findings that may arise out of the independent auditors' limited review of the quarterly financial statements.


RESPONSIBILITIES

In its oversight and advisory role, the responsibility of the Audit Committee includes:

-- Review and reassess the adequacy of the Audit Committee Charter on an annual basis. If changes are made, submit the revised Charter to the Board of Directors for approval.

-- If necessary, discuss any significant issues that may arise out of the independent auditors' limited review of quarterly financial statements.


-- Review and discuss the corporation's annual audited financial statements with Management and independent auditors. Discuss significant issues regarding accounting principles, practices and judgments made in connection with the preparation of the Corporation's financial statements.

-- Discuss the results of the annual audit with the independent auditors. Review and discuss matters required to be communicated to the Audit Committee in accordance with AICPA SAS 61 (i.e. the auditors' responsibility under GAAS, significant accounting policies and adjustments, disagreements with Management). Discuss and consider the independent auditors' judgement about the quality and appropriateness of the corporation's accounting principles as applied to its financial reporting.

-- On an annual basis, ensure receipt of a written report from the independent auditors, which discloses all relationships with the Corporation that may impact the auditors' independence and objectivity. Review and discuss any relationships disclosed with the independent auditors.

-- The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors as representatives of the shareholders. In its capacity as a representative of the shareholders, the Audit Committee shall evaluate the auditor's independence and where appropriate, recommend to the Board of Directors, the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant and consider whether the provision to the Corporation of non-audit services by the independent auditors is compatible with the auditors' independence.

-- Review the independent auditors' audit plan. Discuss scope, general audit approach, staffing and reliance upon Management and internal audit.

-- Review reports of independent auditors including any significant comments on internal control weaknesses along with Management responses.

-- Review disputes between financial Management and independent auditors that arise in connection with the preparation of the financial statements.

-- Maintain and enhance open communication with the Board, financial Management, independent auditors and internal auditors.

-- Require the internal audit function to establish an audit charter, outlining the department's responsibilities as approved by the Audit Committee.

-- Review the audit plan, budget, activities, organizational structure and qualifications of the internal audit function.

-- Review internal accounting controls and their adequacy with Management and the senior internal audit executive.

-- Review significant reports prepared by the internal audit function together with Management's response and follow-up to these reports.

-- Review the appointment and replacement of the senior internal audit executive and confirm the internal auditor's independence.

-- On an annual basis, issue Affirmation Letter to NASD regarding composition of Audit Committee.

-- Prepare the Audit Committee Report required to be filed with the Corporation's annual report on form 10-K.

-- Perform, on an ad hoc basis, any tasks assigned by the Board of Directors to assist the Board in exercising due care, good faith and fairness.

-- Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.